As filed with the Securities and Exchange Commission on December 18, 2024

Registration No. 333-179448

Registration No. 333-278911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-179448)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-278911)

UNDER

THE SECURITIES ACT OF 1933

APTIV PLC

(Exact Name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Jersey	3714	98-1824200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Aptiv PLC 2015 Long-Term Incentive Plan

Aptiv PLC 2024 Long-Term Incentive Plan

(Full title of the plan)

Spitalstrasse 5

8200 Schaffhausen, Switzerland

+41 52 580 96 00

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

c/o Aptiv Services US, LLC

125 Park Avenue

New York, NY 10017

(917) 994-3932

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam Kaminsky

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

+1 212 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This post-effective amendment (“Post-Effective Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Aptiv PLC (formerly known as Aptiv Holdings Limited), a public limited company organized under the laws of Jersey (the “Successor Registrant”), as the successor to Aptiv Irish Holdings Limited (formerly known as Aptiv PLC), a company organized under the laws of Jersey (the “Predecessor Registrant”), to reflect a holding company reorganization (the “Reorganization”). This Post-Effective Amendment relates to the Registration Statements on Form S-8 filed by the Predecessor Registrant with the Securities and Exchange Commission on each of February  9, 2012 (Registration No. 333-179448) and April  24, 2024 (Registration No. 333-278911) (the “Registration Statements”) for the purpose of registering ordinary shares of the Predecessor Registrant, par value $0.01 per share (the “Registered Shares”) for issuance under the Aptiv PLC 2015 Long-Term Incentive Plan (previously the Delphi Automotive PLC Long Term Incentive Plan) and the Aptiv PLC 2024 Long-Term Incentive Plan, respectively (the “LTIPs”).

The Reorganization was completed on December 17, 2024, pursuant to a court-sanctioned scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991 (the “Scheme”), pursuant to which each ordinary share, par value $0.01 per share, of the Predecessor Registrant outstanding immediately prior to the effective time of the Scheme (the “Scheme Effective Time”) was exchanged automatically into one ordinary share, par value $0.01 per share, of the Successor Registrant. As of the Scheme Effective Time, the Successor Registrant assumed certain obligations of the Predecessor Registrant, including obligations with respect to the outstanding awards under the LTIPs, in each case, to enable the Successor Registrant to offer and sell the securities listed in the Registration Statements on the same terms and conditions as the Predecessor Registrant prior to the Scheme Effective Time.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statements as its own registration statements except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statements.

For the purposes of this Post-Effective Amendment and the Registration Statements, (i) as of any time prior to the Scheme Effective Time, references to the “Registrant” means the Predecessor Registrant, references to “share capital” mean the share capital of the Predecessor Registrant and references to “ordinary shares” means the ordinary shares of the Predecessor Registrant (ii) as of the Scheme Effective Time and thereafter, references to the “Registrant” means the Successor Registrant, references to “share capital” mean the share capital of the Successor Registrant and references to “ordinary shares” means the ordinary shares of the Predecessor Registrant. This Post-Effective Amendment does not reflect any increase in the number of Registered Shares issuable pursuant to the LTIPs.

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (Registration No. 001-35346), filed with the Commission on February  6, 2024, as amended by Form 10-K/A, filed with the Commission on March 28, 2024 (Registration No. 001-35346);

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 2, 2024 (Registration No. 001-35346), the quarter ended June  30, 2024, filed with the Commission on August 1, 2024 (Registration No. 001-35346) and the quarter ended September  30, 2024, filed with the Commission on October 31, 2024 (Registration No. 001-35346);

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023; and

(d)

The description of the Registrant’s share capital which is included as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 18, 2024 (Registration No. 001-35346).

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s Memorandum and Articles of Association, the Registrant is required to indemnify every present and former officer (which term includes directors) of the Registrant out of the assets of the Registrant against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant filed with the Commission on December 18, 2024 (Commission File No. 001-35346))

5.1*	Opinion of Carey Olsen

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Carey Olsen (included in Exhibit 5.1)

24.1	Aptiv PLC 2024 Long-Term Incentive Plan (incorporated herein by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 11, 2024)

24.2	Aptiv PLC 2015 Long-Term Incentive Plan (incorporated herein by reference to Appendex B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 9, 2015)

99.1*	Powers of Attorney (included in the signature pages hereto)

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the date of December 18, 2024.

APTIV PLC

By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin P. Clark, Varun Laroyia and Katherine H. Ramundo, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Kevin P. Clark Kevin P. Clark	Director and Chief Executive Officer (principal executive officer)	December 18, 2024

/s/ Varun Laroyia Varun Laroyia	Executive Vice President and Chief Financial Officer (principal financial officer)	December 18, 2024

/s/ Allan J. Brazier Allan J. Brazier	Vice President and Chief Accounting Officer (principal accounting officer)	December 18, 2024

/s/ Nancy E. Cooper Nancy E. Cooper	Director	December 18, 2024

/s/ Joseph L. Hooley Joseph L. Hooley	Director	December 18, 2024

/s/ Vasumati P. Jakkal Vasumati P. Jakkal	Director	December 18, 2024

/s/ Merit E. Janow Merit E. Janow	Director	December 18, 2024

/s/ Sean O. Mahoney Sean O. Mahoney	Director	December 18, 2024

/s/ Paul M. Meister Paul M. Meister	Director	December 18, 2024

/s/ Robert K. Ortberg Robert K. Ortberg	Director	December 18, 2024

/s/ Colin J. Parris Colin J. Parris	Director	December 18, 2024

/s/ Ana G. Pinczuk Ana G. Pinczuk	Director	December 18, 2024